                                                                    EXHIBIT 12.1

                          ONEOK INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                 (IN THOUSANDS)

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
                                                                        NINE MONTHS ENDED
                                  YEARS ENDED AUGUST 31,                     MAY 31,
                         ---------------------------------------------  ------------------
                           1996      1995     1994     1993     1992     1997      1996
                         --------  --------  -------  -------  -------  --------  --------
                                                                           (UNAUDITED)
Fixed charges, as de-
 fined:
  Interest on long-term
   debt................. $ 31,748  $ 32,401  $32,988  $35,250  $32,445  $ 23,586  $ 23,907
  Other interest........    3,184     4,878    1,846    1,120    3,110     2,298     2,487
  Amortization of debt
   issue costs..........      530       512      525    2,117      526       398       402
                         --------  --------  -------  -------  -------  --------  --------
    Total fixed
     charges............   35,462    37,791   35,359   38,487   36,081    26,282    26,796
Preferred dividend re-
 quirement..............      428       428      428      428      428       285       321
                         --------  --------  -------  -------  -------  --------  --------
    Total fixed charges
     and preferred stock
     dividend
     requirements....... $ 35,890  $ 38,219  $35,787  $38,915  $36,509  $ 26,567  $ 27,117
                         ========  ========  =======  =======  =======  ========  ========
Earnings, as defined:
  Income before income
   taxes................ $ 85,873  $ 68,146  $57,276  $59,230  $51,456  $103,555  $ 95,214
  Total fixed charges
   (as shown above).....   35,462    37,791   35,359   38,487   36,081    26,282    26,796
                         --------  --------  -------  -------  -------  --------  --------
    Earnings available
     for fixed charges
     and preferred
     dividend
     requirements....... $121,335  $105,937  $92,635  $97,717  $87,537  $129,837  $122,010
                         ========  ========  =======  =======  =======  ========  ========
Ratio of earnings to
 combined fixed charges
 and preferred dividend
 requirements...........     3.38x     2.77x    2.59x    2.51x    2.40x     4.89x     4.50x
                         ========  ========  =======  =======  =======  ========  ========
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